UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 6, 2009
MGM MIRAGE
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	001-10362 (Commission File Number)	88-0215232 (I.R.S. Employer Identification No.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada (Address of Principal Executive Offices)	89109 (Zip Code)
(702) 693-7120
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(e) COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS
MGM MIRAGE, a Delaware corporation (the “Company”), entered into a binding Term Sheet on April 6, 2009 (the “Term Sheet”) for a new employment agreement (the “New Employment Agreement”) with James J. Murren, the Chairman of the Board of Directors and Chief Executive Officer of the Company. The New Employment Agreement, upon finalization (based on the Term Sheet) and execution, will supercede and replace the current employment agreement, which agreement would otherwise have expired on January 4, 2010, between the Company and Mr. Murren and filed as an Exhibit to the Company’s Current Report on Form 8-K dated September 16, 2005.
The New Employment Agreement, which will be effective as of December 1, 2008 and will expire on April 7, 2013, will provide for an annual base salary of $2.0 million, with any short-fall in payment of such base salary from December 1, 2008 until the execution date of the New Employment Agreement to be paid within 10 days of such execution date. In addition, Mr. Murren will be eligible to receive an annual bonus (the “Annual Bonus”) under the Company’s Amended and Restated Annual Performance-Based Incentive Plan for Executive Officers (“Incentive Plan”); provided, however, that the Compensation Committee will consult with Mr. Murren, as long as he is employed as the Chief Executive Officer, in determining the performance criteria and potential awards for each subsequent annual bonus grants to be made under the Incentive Plan. In addition to the Annual Bonus, Mr. Murren will be eligible to receive additional cash awards of up to $4.25 million (“Additional Cash Awards”), with each 25% of such Additional Cash Awards to be vested on a six-month period basis starting on September 30, 2009 and earned under the Incentive Plan. Each vested portion of Additional Cash Awards will be deemed earned upon the consolidated EBITDA of the Company for the corresponding six-month period being equal to or higher than the target EBITDA set by the Compensation Committee for the purposes of such Additional Cash Awards. Any Additional Cash Award that is not earned upon vesting will be deemed earned on any subsequent vesting date in the event that the average consolidated EBITDA for the six-month periods beginning on April 1, 2009 and ending on such subsequent vesting date is equal to or greater than such target EBITDA for the corresponding six-month period. The Additional Cash Awards that are vested and earned will become payable on March 31, 2011 and must be paid within 90 days thereafter; provided, however, in the event of a termination by the Company without cause, termination by Mr. Murren with cause, or termination within 90 days after a change of control, the Additional Cash Awards will cease to vest and (i) with respect to Additional Cash Awards vested and earned at the time of termination will be paid within 90 days of such termination and (ii) with respect to Additional Cash Awards vested at the time of termination but for which the performance criteria are met after the termination date will be paid within 90 days of the date of satisfaction of such performance criteria. In the event that any Additional Cash Awards vest and are earned, such Additional Cash Awards, unlike the Annual Bonus, will not be subject to reduction at the discretion of the Compensation Committee.
Concurrently with the execution of the Term Sheet, Mr. Murren was awarded 2,000,000 stock appreciation rights (“SARs”) under the Company’s Amended and Restated 2005 Omnibus Incentive Plan, which SARs will expire seven years from the date of the grant. 1,000,000 of the SARs will vest over a period of four years, with 25% vesting each year. 500,000 of the SARs will vest over a period of four years, with 25% vesting each year; provided, however, that none of such SARs will be deemed vested unless the average closing price of the Company’s common stock is at least $8 during any 20 consecutive trading day period prior to the expiration of the New Employment Agreement or, if earlier terminated, prior to the end of any vesting of SARs following such termination (the “$8 Price Requirement”). The remaining 500,000 of the SARs will vest over a period of four years, with 25% vesting each year; provided, however, that none of such SARs will be deemed vested unless the average closing price of the Company’s common stock is at least $17 during any 20 consecutive trading day period prior to the expiration of the New Employment Agreement or, if earlier terminated, prior to the end of any vesting of such SARs following such termination (together with the $8 Price Requirement, the “Price Requirement”). Mr. Murren’s eligibility (including the amount of grants, if eligible) to participate in the Company’s annual equity award program in 2010 and the number of shares subject to any equity awards granted to Mr. Murren pursuant to the Company’s annual equity award program in 2011 and 2012 will be subject to the discretion of the Compensation Committee. In addition, pursuant to the Term Sheet, Mr. Murren will be entitled to use the Company’s aircraft for personal reasons for up to two roundtrip travels each year. Furthermore, Mr. Murren will be entitled to receive an annual $100,000 payment to be applied to his life insurance premiums.
In the event of termination by the Company without cause, termination by Mr. Murren for cause, or termination within 90 days after a change of control, (i) Mr. Murren will be entitled to $7 million in severance payment, which severance payment, unless the employment was terminated within 90 days after a change of control, will be offset by up to $3.5 million in compensation earned by Mr. Murren in any other employment during the first year following such termination,

(ii) all of the SARs not vested (including as a result of failure to meet the applicable Price Requirement) at the time of such termination will continue to vest (including for the purposes of meeting the applicable Price Requirement) for two years following such termination; provided, however, that the applicable Price Requirement must be met within four years of the grant date of such SARs; and, provided, further, that all vested SARs may be exercised until the earlier of 90 days after the end of the vesting period or the expiration date of such SARs, and (iii) Mr. Murren will continue to receive the same health and insurance benefits for a period of four years following the date of such termination.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGM MIRAGE
Date: April 10, 2009	By:	/s/ John M. McManus
		Name:	John M. McManus
		Title:	Senior Vice President, Assistant General Counsel & Assistant Secretary